EXHIBIT 23.3

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

          We consent to the incorporation by reference in this Registration Statement on Form S-3 of The Vincam Group, Inc., and the prospectus constituting a part thereof, of our report dated September 10, 1997 appearing on page 14 of The Vincam Group, Inc.'s Form 10-K/A No. 1 for the year ended December 31, 1997, relating to the consolidated financial position of Amstaff, Inc. and its subsidiaries as of December 31, 1996, and their consolidated results of operations and cash flows for each of the two years in the period ended December 31, 1996. We also consent to the reference to our firm under the heading "Experts" in the prospectus constituting part of this Registration Statement on Form S-3.

PLANTE & MORAN, LLP

Bloomfield Hills, Michigan
October 28, 1998